                                                                  Exhibit No. 11

                      Computation for Earnings Per Share
               (amounts in millions except for per-share data)
                                   Unaudited

                                              Three Months Ended    Six Months Ended
                                                   June 30               June 30
                                              -----------------     -----------------
                                               1994       1993       1994       1993
                                              ------     ------     ------     ------

PRIMARY
- - -------

Common Stock and Common Stock Equivalents
- - -----------------------------------------
Average number of common shares
  outstanding including shares
  issuable under stock options                  37.9       37.2       37.8       37.2
                                              ======     ======     ======     ======


Net Earnings Per Share
- - ----------------------
Net earnings                                  $ 53.3     $ 31.9     $101.3     $ 43.2
Less:
  Dividend requirement on Series A
    convertible preferred stock                  4.8        4.8        9.5        9.6
Plus:
  Tax benefit on dividends
    applicable to unallocated
    preferred shares                             1.2        1.3        2.4        2.6
                                              ------     ------     ------     ------
Net earnings applicable
  to common stock                             $ 49.7     $ 28.4     $ 94.2     $ 36.2
                                              ======     ======     ======     ======
Net earnings per share of common
  stock                                       $ 1.31     $  .76     $ 2.49     $  .97
                                              ======     ======     ======     ======

FULLY DILUTED
- - -------------

Common Stock and Common Stock Equivalents
- - -----------------------------------------
Average number of common shares
  outstanding including shares
  issuable under stock options                  37.9       37.2       37.8       37.2
Average number of common shares
  issuable under the Employee
  Stock Ownership Plan                           5.5        6.0        5.5        6.0
                                              ------     ------     ------     ------
Average number of common and common
  equivalent shares outstanding                 43.4       43.2       43.3       43.2
                                              ======     ======     ======     ======

Pro forma Adjustment to Net Earnings
- - ------------------------------------
Net earnings as reported                      $ 53.3     $ 31.9     $101.3     $ 43.2
Less:
  Increased contribution to Employee
    Stock Ownership Plan assuming
    conversion of preferred shares
    to common                                    1.9        2.1        3.9        4.2
  Net reduction in tax benefits
    assuming conversion of Employee
    Stock Ownership Plan preferred
    shares to common                              .4         .2         .6         .4
                                              ------     ------     ------     ------
Pro forma net earnings                        $ 51.0     $ 29.6     $ 96.8     $ 38.6
                                              ======     ======     ======     ======

Fully diluted net earnings per
  share                                       $ 1.18     $  .68     $ 2.23     $  .89
                                              ======     ======     ======     ======

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